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                                                                      EXHIBIT 11

                         SPECIALTY MORTGAGE TRUST, INC.

                 STATEMENT RE: COMPUTATION OF SHARE PER EARNINGS



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                                                                            THREE MONTHS ENDED      THREE MONTHS ENDED
                                                                              MARCH 31, 2001          MARCH 31, 2000
                                                                              --------------          --------------
BASIC:
                Average Common Shares Outstanding                             $     335,744           $     320,200

                Net Income ............................................       $   1,305,400           $     880,764

                Per Share Amount ......................................       $        3.89           $        2.75

DILUTED:
                Average Common Shares Outstanding .....................       $     335,744           $     320,200

                Net effect of conversion of preferred shares
                     outstanding during the period ....................       $   4,624,750           $   3,830,159

                Net  effect of dilutive stock options outstanding
                     during the period -- based on the treasury
                     stock method .....................................       $      53,542           $      78,356

                        Total .........................................       $   5,014,036           $   4,228,715

                Net Income ............................................       $   1,305,400           $     880,764

                Per Share Amount ......................................       $        0.26           $        0.21
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